Exhibit 99.1
Global Industrial Company Announces Appointment of

Anesa Chaibi as Chief Executive Officer

PORT WASHINGTON, NY February 10, 2025 - Global Industrial Company (NYSE: GIC), a value-added national distributor of industrial equipment and supplies, today announced the appointment of Anesa Chaibi as Chief Executive Officer, effective February 17, 2025. Upon Ms. Chaibi’s commencement of employment, she will also join the Company’s Board of Directors, and Richard Leeds will step down from his role as Interim Chief Executive Officer but remain as Executive Chairman of the Board.

“Anesa is a proven senior executive with extensive experience in B2B and industrial distribution businesses,” said Richard Leeds. “With strong business acumen and deep industry knowledge, Anesa has the ideal background to lead the Company and drive our future success. In addition, her management style and leadership approach make her a great fit with Global Industrial’s entrepreneurial culture.”

“Global Industrial has a unique go to market platform, strong customer relationships and an exceptional team,” said Anesa Chaibi. “The Company’s industrial-strength solutions, superior quality, proprietary brand value, and end-to-end customer-centric approach are clear differentiators in the market. I am excited to guide Global Industrial in its next chapter and as it continues to capitalize on its growth opportunities.”

Ms. Chaibi joins Global Industrial with more than 30 years of operating and executive leadership experience in the industrial B2B space. She most recently served as Operating Partner and Chief Transformation Officer at Coalesce Capital Management, a private equity ﬁrm focused on investments in the services sector. Ms. Chaibi also served as Chief Executive Officer and Board Member of CoolSys, Inc., a refrigeration, HVAC and sustainable energy solutions provider. She also served as Industry Advisor to the Industrial and Business Services Group of Warburg Pincus, and was the Chief Executive Officer of Optimas Solutions, a global fastener distributor and services provider. Prior to Optimas Solutions, Ms. Chaibi served as President and Chief Executive Officer of HD Supply Facilities Maintenance, an industrial distributor. She started her career at General Electric, where she held several managerial positions. Ms. Chaibi holds a B.S. in Chemical Engineering from West Virginia University and an M.B.A. from the Fuqua School of Business at Duke University.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added distributor. Leveraging over 75 years of experience, Global Industrial specializes in providing industrial equipment and supplies to small to medium-sized businesses, large enterprises, and the public sector. Global Industrial is committed to its customer-centric strategy and leverages a team of subject matter experts, products from its Global Industrial Exclusive BrandsTM, and national vendor relationships to help customers succeed. At Global Industrial, "We Can Supply That®".

Investor/Media Contact:
Mike Smargiassi/Jomar Orejuela
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com / jomar@theplunkettgroup.com